For immediate release

SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2005

-Industry Leading Q1 Revenue Growth of 21%, Exceeding High End of Company Guidance Range-

COCONUT GROVE, FLORIDA, May 5, 2005 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”)
(NASDAQ: SBSA) today reported financial results for the quarter ended March 31, 2005.

Quarter and Year-End Results and Discussions

Net Revenue for the quarter was $35.3 million compared to $29.2 million for the same prior year period, resulting in growth of 21%, which exceeded our previously announced growth guidance of low double-digits. This growth is mostly attributable to the double-digit growth in our core markets of Los Angeles, New York and Miami. These markets had double-digit growth primarily due to the increases in local and barter revenue.

Operating Income from Continuing Operations before Depreciation and Amortization for the quarter was $8.5 million compared to $7.7 million for the same prior year period, resulting in growth of 10%, which exceeded our previously announced growth guidance of low-to-mid single-digit. The increase was primarily attributed to an increase in Net Revenue, offset by an increase in Station Operating Expenses. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to Non-GAAP financial measures.

Loss from Continuing Operations before Income Taxes and Discontinued Operations for the quarter was $(2.5) million compared to $(3.2) million for the same prior year period. The decrease resulted mainly from the increase in Operating Income from Continuing Operations.

Raúl Alarcón, Jr., Chairman and CEO, commented, “We are one of the best performing companies in the broadcasting industry, as indicated by our first quarter revenue growth. Due to the superior positioning of our assets in the nation’s largest media markets, our ability to consistently deliver our target audiences to advertisers, and our success in converting ratings to revenues, we have continued to outperform the broadcasting industry. All of our core assets posted impressive revenue growth in the first quarter, with our Los Angeles, New York and Miami markets all generating double-digit gains. Further, our newest station, KRZZ-FM in San Francisco, is exceeding our most optimistic expectations since its launch less than six months ago. There is no doubt that we are maximizing our assets to the benefit of our shareholders. The strategic programming investments we made in our station group during the past year have resulted in tangible increases in our operating and financial performance, while bolstering our outlook over the long-term. We are in an exceptional position to continue to capture the rapid growth of Hispanic America.”

Sale of Stations not Classified as Discontinued Operations

On August 17, 2004, the Company entered into an asset purchase agreement with Styles Media Group, LLC (“Styles Media Group”), to sell the assets of radio stations KZAB-FM and KZBA-FM, serving the Los Angeles, California market, for a cash purchase price of $120.0 million. In connection with this agreement, Styles Media Group made a non-refundable $6.0 million deposit on the purchase price. On February 18, 2005, Styles Media Group exercised its right under the agreement to extend the closing date until March 31, 2005, by releasing the deposit from escrow to the Company.

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On March 30, 2005, the Company and Styles Media Group entered into an amendment to the asset purchase agreement. In connection with this amendment, Styles Media Group made an additional $14.0 million non-refundable deposit on the purchase price and the Company agreed to extend the closing date from March 31, 2005 to July 31, 2005 or within five days following the grant of the Federal Communication Commission Final Order. Although the Company expects the sale of the Los Angeles stations to be completed, there cannot be any assurance that such sale will be completed.

On August 17, 2004, Spanish Broadcasting System SouthWest, Inc. also entered into a time brokerage agreement with Styles Media Group pursuant to which Styles Media Group was permitted to begin broadcasting its programming on radio stations KZAB-FM and KZBA-FM beginning on September 20, 2004. The time brokerage agreement will terminate upon the closing under, or termination of, the asset purchase agreement.

The Company determined that since it was not eliminating all significant revenues and expenses generated in these markets, the pending sales of these stations did not meet the criteria to classify the stations’ operations as discontinued operations. However, the Company reclassified the stations’ assets as held for sale. On March 31, 2005, the Company had assets held for sale consisting of $63.5 million of intangible assets and $1.1 million of property and equipment for radio stations KZAB-FM and KZBA-FM.

Pursuant to the credit agreement governing our senior secured credit facilities, the net cash proceeds received from these sales, when and if completed, must be offered to the noteholders to repay our borrowings under the senior secured credit facilities. Therefore, the Company has reclassified the senior secured credit facilities balance from long-term debt to current debt.

If prior to the closing of the asset purchase agreement the existing senior secured credit facilities are replaced with the new senior secured credit facilities described below, the Company intends to use the net cash proceeds received from the asset sale to repay certain amounts under the new senior secured credit facilities. If the proposed asset sale does not close, the Company will be unable to use the anticipated proceeds from such sale to reduce its debt.

Refinancing Current Debt Structure

The Company intends to enter into new senior secured credit facilities with affiliates of Lehman Brothers Inc., Merrill Lynch and Wachovia Securities. Lehman Brothers Inc. will act as sole lead arranger. The proposed new credit facilities will provide for an aggregate of $400.0 million in funded term loans (consisting of a $300.0 million first lien credit facility and a $100.0 million second lien credit facility), plus a $25.0 million revolving loan facility.

The Company’s intentions are that funds available under the new credit facilities will be used to repay amounts outstanding under the Company’s existing senior secured credit facilities and to retire all of the Company’s outstanding 9 5/8% senior subordinated notes due 2009. The Company expects the new senior secured credit facilities to close during the second quarter 2005 and to redeem the 9 5/8% senior subordinated notes due 2009 within 30 to 45 days after closing the new senior secured credit facilities.

There can be no assurance that the Company will be able to complete this refinancing. If the Company is successful in its refinancing efforts, it will incur a loss on extinguishment of debt totaling approximately $32.9 million related to call premiums, discount write-offs and deferred financing costs write-offs.

Non-GAAP Financial Measures

Included below are tables that reconcile the quarter-ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to pro forma results, as well as a table that reconciles Operating Income from Continuing Operations to: Operating Income from Continuing Operations before Depreciation and Amortization, and Pro forma Same Station Operating Income from Continuing Operations before Depreciation and Amortization.

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UNAUDITED GAAP REPORTED RESULTS RECONCILED TO PRO FORMA RESULTS

(Amounts in millions)	Quarter Ended March 31,		%
	2005	2004	Change
PRO FORMA SAME STATION NET REVENUE (1)
Net Revenue from Continuing Operations	$35.3	$29.2	21%
less: Non Same Station Net Revenue	1.3	1.1

Pro forma Same Station Net Revenue (1)	$34.0	$28.1	21%

Operating Income from Continuing Operations	$7.6	$6.9	10%
add back: Depreciation & Amortization	0.9	0.8

Operating Income from Continuing Operations before D & A (2)	$8.5	$7.7	10%
add back: Non Same Station Operating Results (1)	1.1	(0.1)

Pro forma Same Station Operating Income from Continuing Operations before D & A (1)	$9.6	$7.6	26%

(1)	Pro forma Same Station Results reflect stations operated during the same periods on a comparable monthly basis. In addition, they exclude depreciation and amortization, and LaMusica.com Internet results.

(2)	Operating Income from Continuing Operations before Depreciation and Amortization replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations and Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income from Continuing Operations before Depreciation and Amortization” provides a more accurate description of the performance measure.

Operating Income from Continuing Operations before Depreciation and Amortization, Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Results are not measures of performance or liquidity determined in accordance with GAAP. However, the Company believes that these measures are useful in evaluating its performance because they reflect a measure of performance for our radio stations before considering costs and expenses related to our capital structure. In addition, the Company believes Same Station Results provide a useful measure of performance because they present Operating Income excluding the impact of any acquisitions or dispositions completed during the relevant periods, which allows SBS to measure only the performance of radio stations it owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a radio company’s operating performance and are used by management for internal budgeting purposes and to evaluate the performance of the Company’s radio stations and its consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income from Continuing Operations, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income from Continuing Operations, Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

Second Quarter 2005 Outlook

For the quarter ending June 30, 2005, the Company expects net revenue growth to be in the low double digit range and Operating Income from Continuing Operations before Depreciation and Amortization growth to be in the low to mid single digit range over the comparable prior year period. The Company’s second quarter capital expenditures are projected to be approximately $1.1 million.

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First Quarter 2005 Conference Call

The Company will host a conference call to discuss its first quarter 2005 financial results on Thursday, May 5, 2005 at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2785 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through May 12, 2005, which can be accessed by dialing 973-341-3080, passcode 5989220. There will also be a live webcast of the teleconference, located on the investor section of the Company’s corporate Internet website, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available through that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. After giving effect to a pending divestiture, the Company will own and operate 20 radio stations in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in the United States of America, WSKQ-FM in New York City. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Internet website can be accessed at www.spanishbroadcasting.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, could cause actual results to differ materially from the Company’s expectations.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarters ended March 31, 2005 and 2004.

	Quarter Ended March 31,
Amounts in thousands (except per share data)	2005	2004
	(Unaudited)
Net revenue from continuing operations	$35,339	$29,232
Station operating expenses from continuing operations	23,183	18,329
Corporate expenses	3,701	3,228
Depreciation and amortization	830	822

Operating income from continuing operations	7,625	6,853
Interest expense, net	(10,170)	(10,238)
Other (expense) income, net	7	175

Loss from continuing operations before income taxes and discontinued operations	$(2,538)	$(3,210)
Income tax expense (benefit)	(2,579)	(3,948)

Income from continuing operations before discontinued operations	41	738
(Loss) income from discontinued operations, net of tax	(2)	10,940

Net income	$39	$11,678

Dividends on Series B preferred stock	(2,282)	(2,054)

Net (loss) income applicable to common stockholders	$(2,243)	$9,624

Basic and diluted income (loss) per common share:
Net loss per common share before discontinued operations:
Basic and Diluted	$(0.03)	$(0.02)

Net income per common share for discontinued operations:
Basic and Diluted	$—	$0.17

Net (loss) income per common share:

Basic and Diluted	$(0.03)	$0.15

Weighted average common shares outstanding:
Basic	72,381	64,693

Diluted	72,381	65,359

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Selected Unaudited Balance Sheet Information and Other Data:

As of March 31,
Amounts in thousands	2005

Cash and cash equivalents	$161,924

Total assets	$1,029,995

Senior credit facilities term loan	$123,438
9 5/8% Senior subordinated notes, net	326,807
Other debt	3,661

Total debt	$453,906

Series B Preferred stock	$87,196

Total stockholder’s equity	$310,393

Total capitalization	$851,495

	Quarter Ended March 31,
Amounts in thousands	2005	2004

Capital expenditures from continuing operations	$894	$682

Cash paid for income taxes, net	$1,649	$323